Exhibit 99

[SONIC INNOVATIONS LOGO]

July 27, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson Sr. Vice President and CFO 801-365-2804	Andrew G. Raguskus President and CEO 801-365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR SECOND QUARTER 2004

Results Well Ahead of Last Year and In Line with Revised Forecast

Salt Lake City, Utah, July 27, 2004 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the second quarter ended June 30, 2004. Net sales were $24,338,000 in the second quarter 2004, up 11% from net sales of $21,887,000 in the corresponding quarter in 2003. Net income was $624,000, or $.03 per share, in the second quarter 2004, compared to net income of $164,000, or $.01 per share, in the corresponding quarter in 2003.

North American sales of $9,614,000 in the second quarter 2004 were down 10% compared to second quarter 2003 sales of $10,705,000, but were up slightly from the first quarter 2004 level. European sales of $10,502,000 in the second quarter 2004 were up 45% from second quarter 2003 sales of $7,220,000 primarily as a result of the acquisition of a business in Germany in May 2003 and the subsequent growth of that business. European sales were down 16% from the first quarter 2004 level primarily due to decreased sales in Germany, mainly resulting from changes in the German healthcare system. Rest-of-world sales of $4,222,000 in the second quarter 2004 were up 7% from second quarter 2003 sales of $3,962,000 as a result of increased Australian sales due to the effects of foreign currency movement and were up 2% from the first quarter 2004 level.

Gross profit of $13,675,000 in the second quarter 2004 was up $2,436,000, or 22%, from gross profit of $11,239,000 in last year’s second quarter. Gross margin was a record 56.2% in the second quarter 2004 and was improved from last year’s second quarter level of 51.4% mainly due to higher unit volumes that resulted in improved overhead absorption, product cost reduction programs, geographic mix and lower return rates.

Operating expenses in the second quarter 2004 of $12,908,000 increased $1,585,000, or 14%, from operating expenses of $11,323,000 in last year’s second quarter primarily due to increased operating expenses in Germany and Australia and the effects of foreign currency movement.

Andy Raguskus, President and CEO, stated, “We exhibited nice sales growth and continued leverage on the gross profit line in the second quarter compared to last year’s second quarter. While we are disappointed in the results when compared to the first quarter, we did show good year over year sales improvement and significantly increased our net income. We continue to make excellent progress on our next-generation product and are on track for an early 2005 introduction of that product family.”

At June 30, 2004, Sonic Innovations had cash and marketable securities, including restricted and long-term marketable securities, of $36.1 million, and debt of $8.2 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning our expectations for introduction of our next-generation product. Actual results may differ materially and adversely from those described herein depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; government healthcare systems and insurance reimbursement levels for hearing aids; delays in completing or introducing new products; problems with product manufacturing, distribution or market acceptance of our products; difficulties in relationships with our customers; regulatory requirements; difficulties in managing international operations; difficulties in managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; the effect of international conflicts and threats; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Report on Form 10-K for the year ended December 31, 2003, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Tuesday, July 27, 2004 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 901-5217, or (617) 786-2964 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 54897359 (available through July 30, 2004), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended June 30		Six months ended June 30
	2004	2003	2004	2003
Net sales	$24,338	$21,887	$50,644	$38,901
Cost of sales	10,663	10,648	22,392	18,445

Gross profit	13,675	11,239	28,252	20,456

Selling, general and administrative expense	10,562	9,035	20,606	17,038
Research and development expense	2,346	2,288	4,900	4,781

Operating profit (loss)	767	(84)	2,746	(1,363)
Other income (expense), net	(29)	589	(78)	1,146

Income (loss) before income tax provision	738	505	2,668	(217)
Income tax provision	114	341	456	465

Net income (loss)	$624	$164	$2,212	$(682)

Basic earnings (loss) per common share	$.03	$.01	$.11	$(.03)

Diluted earnings (loss) per common share	$.03	$.01	$.10	$(.03)

Weighted average number of common shares outstanding:
Basic	20,682	19,934	20,545	19,879

Diluted	22,775	20,620	22,783	19,879

Consolidated Balance Sheet Information

(In Thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
Current assets:
Cash and marketable securities	$25,066	$23,184
Accounts receivable	14,855	16,232
Inventories	9,048	9,361
Prepaid expenses and other	2,865	2,492
Receivable from insurance company	—	7,000

Total current assets	51,834	58,269

Marketable securities	11,068	10,028
Property and equipment	7,701	6,493
Intangibles and other	33,271	32,206

Total assets	103,874	106,996

Current liabilities:
Accounts payable and other	23,057	21,668
Loan payable – current portion	1,208	1,255
Payable for settlement of lawsuit	—	7,000

Total current liabilities	24,265	29,923

Loan payable	6,947	7,845
Other	4,356	4,175

Total liabilities	35,568	41,943

Total shareholders’ equity	68,306	65,053

Total liabilities and shareholders’ equity	$103,874	$106,996